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                              ETEC SYSTEMS, INC.



                                  EXHIBIT 11

                              ETEC SYSTEMS, INC.
           COMPUTATION OF EARNINGS PER COMMON SHARE AND EQUIVALENTS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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

                                              THREE MONTHS ENDED
                                        ----------------------------
                                           OCTOBER 31,   OCTOBER 31,
                                              1996          1995
                                        --------------- ------------
Weighted average common shares
 outstanding                                    19,719        12,912
Weighted average common stock
 equivalents calculated by the treasury
 stock method applied to options and
 warrants issued                                 1,399         1,938
                                        --------------- ------------
Weighted average common shares and
 equivalents                                    21,118        14,850
                                        =============== ============
Net income                                     $ 6,984       $ 2,662
                                        =============== ============
Net income per share                           $  0.33       $  0.18
                                        =============== ============

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